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                                                                    EXHIBIT 23.1





                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
FirstCity Financial Corporation:

We consent to incorporation by reference in the registration statements (Numbers 333-10345, 333-48671, 333-59333, 333-00623 and 33-09485) on Forms S-3 and S-8 of
FirstCity Financial Corporation, of our report dated February 6, 2001, relating to the consolidated balance sheets of FirstCity Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of FirstCity Financial Corporation. Our report refers to a change in the method of accounting for organizational costs.



                                                      KPMG LLP


Dallas, Texas
April 12, 2001